Exhibit 99.1

Laboratory Corporation of America® Holdings
358 South Main Street
Burlington, NC 27215
Telephone:(336) 584-5171

FOR IMMEDIATE RELEASE
Contact:
Scott Fleming
336-436-4879
Investor@labcorp.com

Shareholder Direct:
(800)LAB-0401
www.labcorp.com

LABORATORY CORPORATION OF AMERICA® ANNOUNCES
2005 THIRD QUARTER RESULTS

Revenue Increase of 9.1 Percent Drives Operating Cash Flow of $172 Million

Burlington, NC, October 20, 2005 — Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) today announced results for the quarter and nine-months ended September 30, 2005.

Third Quarter Results
Net earnings increased 8.7 percent to $100.7 million, excluding restructuring and other special charges, compared to third quarter 2004 net earnings of $92.6 million. Before the charges, earnings per diluted share (EPS) increased 11.1 percent to $0.70, compared to $0.63 per diluted share in the third quarter of 2004. These results include an estimated $0.02 negative impact per diluted share due to revenue lost as a result of the Gulf Coast hurricanes. Earnings before interest, taxes, depreciation, amortization and restructuring and other special charges (EBITDA) were $213.6 million for the quarter, or 25.0 percent of net sales.

Revenues for the quarter were $852.9 million, an increase of 9.1 percent compared to the same period in 2004. Compared to the third quarter of 2004, testing volume, measured by accessions, increased 2.1 percent, and price increased 7.0 percent. Revenue was negatively impacted by approximately 1 percent during the quarter due to severe weather.

The Company recorded pre-tax restructuring and other special charges of $10.0 million, during the third quarter of 2005, in connection with the integration of US LABS and Esoterix as well as losses realized as a result of Hurricane Katrina. After recording the charges, diluted earnings per share were $0.66 for the third quarter of 2005.

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During the quarter, the Company repurchased $78.7 million of stock, representing approximately 1.6 million shares, and repaid $57 million in borrowings under its revolving line of credit. Operating cash flow for the quarter was $172.0 million, and the cash balance at the end of the quarter was $52.5 million.

Nine-Month Results
Net earnings for the period increased to $306.4 million, excluding the impact of the third quarter restructuring charge, and a $3.1 million non-recurring investment loss recorded in the second quarter, compared to 2004 nine-month net earnings of $278.2 million. Earnings per diluted share were $2.14, excluding the impact of the special charges and the investment loss, compared to $1.87 per diluted share in the first nine-months of 2004. EBITDA was $646.3 million, or 25.8 percent of net sales.

Revenues for the period were $2,505.3 million, an increase of 8.1 percent compared to the same period in 2004. Compared to the same period in 2004, testing volume, measured by accessions, increased 1.2 percent, and price increased 6.9 percent.

During the first nine months of the year, the Company generated operating cash flow of $413.0 million. During the same period, the Company completed the acquisitions of US LABS and Esoterix, repurchased $200.7 million of stock representing 4.1 million shares, repaid $135 million in borrowings under its revolving line of credit, and made capital expenditures of $71.4 million.

“We continue to be pleased with our performance, particularly as it relates to cash flow, revenue and EPS growth, and our industry leading EBITDA margins,” said Thomas P. Mac Mahon, Chairman and Chief Executive Officer. “The third quarter was particularly challenging due to the impact of severe weather on our clients, their patients, and our employees. Our financial results again demonstrate our ability to manage costs and achieve earnings growth, even when events outside of our control have an adverse impact on revenue.”

The Company today is filing an 8-K that will include additional information on its business and operations, including updated financial guidance for 2005, and preliminary guidance for 2006. This information will also be available on the Company’s Web site. Analysts and investors are directed to this 8-K and the Web site to review this supplemental information.

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A conference call discussing LabCorp’s quarterly results will be held today at 9:30 a.m. Eastern Time and is available in a listen-only mode by dialing 212-231-6005. A telephone replay of the call will be available through October 27, 2005 and can be heard by dialing 800-633-8284 (402-977-9140 for international callers). The access code for the replay is 212-62-076. A live online broadcast of LabCorp’s quarterly conference call on October 20, 2005 will be available at www.labcorp.com or at www.streetevents.com beginning at 9:30 a.m. Eastern Time. This webcast will be archived and accessible continuing through November 18, 2005.

Laboratory Corporation of America® Holdings, an S&P 500 company with a BBB investment-grade credit rating, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $3.1 billion in 2004, approximately 24,500 employees nationwide, and more than 220,000 clients, LabCorp offers clinical assays ranging from blood analyses to HIV and genomic testing. LabCorp combines its expertise in innovative clinical testing technology with its Centers of Excellence: The Center for Molecular Biology and Pathology, in Research Triangle Park, NC; National Genetics Institute, Inc. in Los Angeles, CA; ViroMed Laboratories, Inc. based in Minneapolis, MN; The Center for Esoteric Testing in Burlington, NC; DIANON Systems, Inc. based in Stratford, CT, US LABS based in Irvine, CA, and Esoterix and its Colorado Coagulation, Endocrine Sciences, and Cytometry Associates laboratories. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our growing organization, visit our web site at: www.LabCorp.com.

Each of the above forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2004 and subsequent SEC filings.

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— Tables to Follow —

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LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Statements of Operations
(in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2005	2004	2005	2004

Net sales	$852.9	$781.5	$2,505.3	$2,318.3
Cost of sales	498.3	455.6	1,447.5	1,335.2
Selling, general and administrative	179.9	162.2	527.2	490.2
Amortization of intangibles and other assets	13.1	10.9	38.3	31.7
Restructuring and other special charges	10.0	--	10.0	--

Operating income	151.6	152.8	482.3	461.2

Other income (expense)	--	(0.7)	(0.2)	(1.5)
Investment loss	--	--	(3.1)	--
Investment income	0.4	1.0	1.2	1.9
Interest expense	(8.4)	(9.0)	(25.5)	(27.6)
Income from joint venture partnerships	13.8	12.9	41.4	37.6

Earnings before income taxes	157.4	157.0	496.1	471.6
Provision for income taxes	62.7	64.4	198.8	193.4

Net earnings	$94.7	$92.6	$297.3	$278.2

Net earnings, excluding non-recurring items:
Net earnings	$94.7	$92.6	$297.3	$278.2
Restructuring and other special charges, net of tax	6.0	--	6.0	--
Non-recurring investment loss, net of tax	--	--	3.1	--

Net earnings, excluding non-recurring items	$100.7	$92.6	$306.4	$278.2

Diluted earnings per common share:
Net earnings	$0.66	$0.63	$2.07	$1.87

Net earnings, excluding the impact of non-recurring items	$0.70	$0.63	$2.14	$1.87

Weighted average shares outstanding	145.6	149.9	145.8	151.5

EBITDA	$213.6	$200.8	$646.3	$602.8

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LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Balance Sheets
(in millions, except per share data)

	September 30,	December 31,
	2005	2004

Cash and short-term investments	$52.5	$206.8
Accounts receivable, net	519.7	441.4
Property, plant and equipment	384.0	360.0
Intangible assets and goodwill, net	2,147.1	1,857.4
Investments in joint venture partnerships	573.9	548.5
Other assets	220.9	186.8

	$3,898.1	$3,600.9

Zero coupon-subordinated notes	541.7	533.7
5 1/2% senior note	353.1	353.4
Other liabilities	833.0	714.5
Shareholders' equity	2,170.3	1,999.3

	$3,898.1	$3,600.9

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Notes to Financial Tables

1)	EBITDA represents earnings before interest, income taxes, depreciation, amortization, and nonrecurring charges, and includes the Company’s proportional share of the underlying EBITDA of the income from joint venture partnerships. The Company uses EBITDA extensively as an internal management performance measure and believes it is a useful, and commonly used measure of financial performance in addition to earnings before taxes and other profitability measurements under generally accepted accounting principles (“GAAP”). EBITDA is not a measure of financial performance under GAAP. It should not be considered as an alternative to earnings before income taxes (or any other performance measure under GAAP) as a measure of performance or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. The following table reconciles earnings before income taxes, representing the most comparable measure under GAAP, to EBITDA for the three- and nine-month periods ended September 30, 2005 and 2004:

	Three Months Ended September 30,		Nine Months Ended September 30,

	2005	2004	2005	2004

Earnings before income taxes	$157.4	$157.0	$496.1	$471.6
Add(subtract):
Interest expense	8.4	9.0	25.5	27.6
Investment income	(0.4)	(1.0)	(1.2)	(1.9)
Other(income)expense, net	--	0.7	0.2	1.5
Depreciation	24.2	23.5	71.5	69.8
Amortization	13.1	10.8	38.3	31.7
Restructuring and other special charges	10.0	--	10.0	--
Non-recurring investment loss	--	--	3.1	--
Joint venture partnerships' depreciation and amortization	0.9	0.8	2.8	2.5

EBITDA	$213.6	$200.8	$646.3	$602.8

2)	During the third quarter, the Company recorded restructuring and other special charges of $10.0 million, in connection with the integration of US LABS and Esoterix as well as losses realized as a result of Hurricane Katrina. The after tax impact of these charges reduced net earnings by $6.0 million and third quarter diluted EPS by $0.04 ($6.0 million divided by 145.6 million shares).

3)	During the second quarter, the Company wrote-off the recorded value of warrants to acquire shares of Exact Sciences. The after tax impact of this non-recurring investment loss reduced net earnings by $3.1 million and second quarter diluted EPS by $0.02 ($3.1 million divided by 145.5 million shares).

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